EXHIBIT H

                  UNITED STATES OF AMERICA
                         before the
             SECURITIES AND EXCHANGE COMMISSION


PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
Release No. 35-_______/ File No. 70-________

___________________________________
        In the Matter of           :
                                   :
       ENTERGY POWER, INC.         :
       ENTERGY CORPORATION         :
                                   :
                                   :
___________________________________:


NOTICE OF DECLARATION CONCERNING PROPOSED SALES OF UTILITY
ASSETS

     Entergy Corporation ("Entergy"), 639 Loyola Avenue, New Orleans, Louisiana 70113, a registered holding company, and Entergy Power, Inc. ("EPI"), 10055 Grogan's Mill Road, Suite 500, The Woodlands, Texas 77380, a wholly-owned subsidiary of Entergy, have filed a declaration pursuant to Sections 12(c) and 12(d) of the Act and Rules 44, 46, 53 and 54 thereunder.

     EPI proposes to sell to East Texas Electric
Cooperative, Inc. ("ETEC"), prior to December 31, 1999, a portion of EPI's 21.5% undivided ownership interest in Unit No. 2 of the Independence Steam Electric Generating Station and certain related assets, for a total purchase price of approximately $30 million. The consideration to be received by EPI for such sale was negotiated at arm's length with ETEC. EPI further proposes to pay dividends to Entergy out of the unused proceeds from such sale from time to time during the period through December 31, 1999.

     The declaration and any amendments thereto are available for the public inspection through the Commission's Office of Public Reference. Interested persons wishing to comment or request a hearing should submit their views in writing no later than ___________, 1998, to the Secretary, Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and serve a copy on the Declarants at the addresses specified above. Proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request. Any request for a hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in this matter. After said date, the declaration, as filed or as it may be amended, may be permitted to become effective.

     For the Commission, by the Office of Public Utility
Regulation, pursuant to delegated authority.


                              [NAME OF SECRETARY]
                              [Secretary]